Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
April 29, 2026

Landmark Bancorp, Inc. Reports First Quarter 2026 Results

Announces Growth in First Quarter 2026 Earnings Per Share of 6.7%

Declares Quarterly Cash Dividend of $0.21 per Share

Manhattan, KS, April 29, 2026 – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK) reported diluted earnings per share of $0.83 for the first quarter of 2026, compared to $0.77 per share in the fourth quarter of 2025 and $0.77 per share in the same quarter of the prior year. Net earnings for the first quarter totaled $5.1 million, compared to $4.7 million in the prior quarter and $4.7 million in the first quarter of 2025. For the three months ended March 31, 2026, the return on average assets was 1.29%, the return on average equity was 12.65% and the efficiency ratio(1) was 62.7%.

First quarter 2026 Performance Highlights

●	Return on average assets improved to 1.29%, compared to 1.17% in the prior quarter and 1.21% in the first quarter of 2025.
●	Net interest income expanded to $15.0 million for the first quarter of 2026, an increase of 1.6% from the prior quarter and 14.5% year-over-year.
●	Net interest margin improved to 4.24%, a 21-basis-point increase compared to the prior quarter and a 48-basis-point increase from the same period in 2025. The expansion in our net interest margin was driven by higher yields on earning assets and lower funding costs.
●	Total deposit costs improved to an attractive 1.38%, a decrease of 12 basis points as compared to the prior quarter and 21 basis points from the first quarter of 2025.
●	Core customer deposits, excluding brokered and public funds, increased both quarter-over-quarter and year-over-year. Period-end deposits were impacted by a reduction in brokered funding and seasonal outflows of public funds.
●	Capital continues to grow and capital ratios remain strong. Tangible common equity to assets increased to 8.11% as of March 31, 2026, from 8.03% as of December 31, 2025.
●	Book value per share was $26.50 as of March 31, 2026, compared to $26.44 as of December 31, 2025. Tangible book value per share(1) grew to $20.89, compared to $20.79 as of December 31, 2025.

(1) Non-GAAP financial measure. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation.

“We are off to a strong start in 2026, with record total revenue of $18.8 million for the quarter and net earnings exceeding $5.0 million,” said Abby Wendel, President and Chief Executive Officer. “Our return on assets rose to 1.29%, reflecting disciplined execution across the organization and was driven by solid net interest income growth alongside prudent expense management. We continue to make targeted investments in revenue generating activities to better meet evolving customer needs. At the same time, we are actively evaluating opportunities to improve efficiency and modernize how we deliver banking services across our footprint. As momentum builds, we remain focused on strengthening risk oversight and thoughtfully reinforcing our balance sheet and capital position. These priorities ensure we are well positioned to remain resilient and adaptable across all economic environments.”

Dividend Declaration

Landmark’s Board of Directors declared a cash dividend of $0.21 per share, to be paid May 28, 2026, to common stockholders of record as of the close of business on May 14, 2026.

Earnings Conference Call

Landmark will host a conference call to review the Company’s first quarter financial results at 10:00 a.m. (Central time) on Thursday, April 30, 2026. Interested parties may participate via telephone by dialing (800) 715-9871. An audio recording of the earnings call will be available through May 7, 2026, by using the following link:

https://registrations.events/direct/Q4I5640732.

SUMMARY OF FIRST QUARTER RESULTS

Net Interest Income

Net interest income in the first quarter of 2026 totaled $15.0 million, representing an increase of $234,000, or 1.6%, compared to the prior quarter and an increase of $1.9 million, or 14.5%, compared to the same quarter of the prior year. The increase in net interest income this quarter compared to the prior quarter was driven by higher rates on investments despite lower average balances, coupled with lower interest expense on deposits and other borrowings. The increase in net interest income this quarter compared to the first quarter of 2025 was driven by higher rates on loans and investments, coupled with lower interest expense on deposits and other borrowings. The net interest margin for the first quarter of 2026 was 4.24%, an increase of 21 basis points as compared to the prior quarter and an increase of 48 basis points from 3.76% during the first quarter of the prior year. The average tax-equivalent yield on the investment securities portfolio grew to 3.55%, compared to 3.39% in the prior quarter and 3.29% in the first quarter of 2025. The average tax-equivalent yield on the loan portfolio remained flat at 6.40% as compared to the prior quarter and increased six basis points as compared to the first quarter of the prior year.

Compared to the fourth quarter of 2025, interest on deposits decreased $527,000, or 10.3%, due to lower rates, coupled with decreased average balances. Interest on other borrowed funds decreased $296,000 from the fourth quarter of 2025, due to lower rates and average balances. The average rate on interest-bearing deposits decreased 16 basis points from the prior quarter, to 1.90%, primarily due to lower rates on money market and checking accounts and certificates of deposit. The average rate on other borrowed funds decreased eight basis points to 4.85% in the first quarter of 2026.

Compared to the first quarter of 2025, interest on deposits decreased $625,000, or 11.9%, due to lower rates, partially offset by increased average balances. Interest on other borrowed funds decreased $373,000 from the first quarter of the prior year, due to lower rates and average balances. The average rate on interest-bearing deposits decreased 27 basis points from the first quarter of 2025, primarily due to lower rates on money market and checking accounts and certificates of deposit. The average rate on other borrowed funds decreased 24 basis points as compared to the first quarter of 2025.

Non-Interest Income

Non-interest income totaled $3.8 million for the first quarter of 2026, a decrease of $135,000 from the prior quarter and an increase of $406,000 from the same quarter in the prior year. The decrease in non-interest income as compared to the prior quarter was primarily due to a decrease of $308,000 in fees and services charges, driven by a decrease in seasonal interchange income and lower overdraft income during the first quarter of 2026. This decrease was partially offset by an increase in gains on sales of investment securities driven by $101,000 of losses recognized during the fourth quarter of 2025, and an increase of $87,000 in bank-owned life insurance income.

The increase in non-interest income as compared to the first quarter of the prior year was primarily due to an increase of $323,000 in gains on the sale of loans due to an increase in volume of loans sold in the secondary market, coupled with an increase of $101,000 in bank-owned life insurance income.

Non-Interest Expense

During the first quarter of 2026, non-interest expense totaled $11.9 million, a decrease of $362,000, or 3.0%, compared to the prior quarter and an increase of $1.1 million, or 10.6%, compared to the same period in the prior year. Compared to the prior quarter, the decrease in non-interest expense was primarily due to decreases of $492,000 in compensation and benefits expense and $356,000 in valuation allowances recorded on repossessed assets held for sale. These decreases were partially offset by an increase of $472,000 in other expense. The decrease in compensation and benefits was attributable to lower incentive compensation expense in the first quarter of 2026 as compared to the prior quarter. The increase in other expense was primarily due to $433,000 of fraud losses related to previously disclosed fraudulent activity by a non-executive officer of the bank, which was identified during the first quarter. The recorded fraud loss excludes any potential insurance recoveries we may receive. The increase in fraud losses was coupled with increased insurance loss reserves of our captive insurance subsidiary.

Compared to the first quarter of 2025, the increase in non-interest expense was primarily due to increases of $604,000 in other expense, $198,000 in occupancy and equipment expense, $169,000 in compensation and benefits expense, and $158,000 in data processing expense. The increase in other expense was primarily due to the recognition of fraud losses as discussed above, coupled with increased insurance loss reserves of our captive insurance subsidiary. The increases in both occupancy and equipment expense and data processing expense were related to expenses incurred to upgrade our core branch operation systems during the first quarter of 2026 as compared to the first quarter of 2025. The increase in compensation and benefits was attributable to an increase in the number of employees in the current year, coupled with higher benefits expense as compared to the prior year.

Income Tax Expense

Landmark recorded income tax expense of $1.3 million in the first quarter of 2026, compared to $1.2 million in the prior quarter, and $1.0 million in the first quarter of 2025. The effective tax rate was 19.8% in the first quarter of 2026, compared to 20.0% in the prior quarter and 17.8% in the first quarter of 2025.

Balance Sheet Highlights

As of March 31, 2026, gross period-end loans totaled $1.1 billion, a decrease of $13.5 million from the prior quarter, while average loans also declined $12.8 million. This decrease in period-end loans was primarily driven by lower agriculture loans (decline of $16.2 million), one-to-four family residential real estate (decline of $7.0 million), commercial (decline of $1.8 million), and construction and land loans (decline of $1.7 million), offset by growth in commercial real estate (growth of $13.6 million) loans. Investment securities available-for-sale decreased $6.1 million during the first quarter of 2026, primarily due to maturities occurring during the quarter.

Period-end deposit balances decreased $66.2 million to $1.3 billion at March 31, 2026, an annualized decrease of 19.3% compared to the prior quarter. The decrease in deposits was driven by a decrease in money market and checking accounts of $61.6 million, coupled with a decrease in certificates of deposit of $10.8 million. These decreases were primarily driven by a decline in brokered deposits, coupled with seasonal fluctuations in public fund deposit account balances. Total period-end borrowings increased $57.3 million during the first quarter of 2026. At March 31, 2026, the loan to deposits ratio was 82.1%, compared to 79.1% in the prior quarter.

Stockholders’ equity increased to $161.6 million (book value of $26.50 per share) as of March 31, 2026, from $160.6 million (book value of $26.44 per share) as of December 31, 2025. The increase in stockholders’ equity was primarily due to net earnings for the quarter net of dividends paid, offset by an increase in accumulated other comprehensive losses (higher unrealized net losses on investment securities). The ratio of equity to total assets increased to 10.06% on March 31, 2026, from 10.00% on December 31, 2025.

The allowance for credit losses totaled $12.6 million, or 1.15% of total gross loans, as of March 31, 2026, compared to $12.5 million, or 1.12% of total gross loans, as of December 31, 2025. Net loan charge-offs totaled $349,000 in the first quarter of 2026, compared to $341,000 during the fourth quarter of 2025 and $23,000 in the first quarter of the prior year. A provision for credit losses on loans of $500,000 was recorded in both the first quarter of 2026 and the fourth quarter of 2025, which was an increase of $500,000 as compared to the first quarter of the prior year.

Non-performing loans totaled $10.4 million, or 0.94% of gross loans, at March 31, 2026, compared to $10.0 million, or 0.90% of gross loans, at December 31, 2025. Loans 30-89 days delinquent totaled $7.4 million, or 0.68% of gross loans, as of March 31, 2026, compared to $4.3 million, or 0.38% of gross loans, as of December 31, 2025.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 29 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, La Crosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Contact Information

Mark Herpich	Shelley Reed
Chief Financial Officer	Investor Relations
(785) 565-2000	(913) 563-5672
mherpich@banklandmark.com	sreed@banklandmark.com

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations, and assumptions regarding its business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. Because forward-looking statements relate to the future, they are subject to inherent known and unknown uncertainties, risks, changes in circumstances, and other factors that are difficult to predict and many of which may be out of the Company’s control. These factors include, among others, the following: (i) the strength of the local, state, national and international economies and financial markets, including the effects of inflationary pressures and future monetary policies of the Federal Reserve in response thereto and changes in global energy market conditions; (ii) effects on the U.S. economy resulting from actions taken by the federal government, including the threat or implementation of tariffs, immigration enforcement, executive orders, and changes in foreign policy; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers, including from non-bank competitors such as credit unions and “fintech” companies; (v) timely development and acceptance of new products and services; (vi) rapid and expensive technological changes implemented by us and other parties in the financial services industry, including third-party vendors, which may be more difficult to implement or more expensive than anticipated or which may have unforeseen consequence to us and our customers, including the development and implementation of tools incorporating artificial intelligence; (vii) our risk management framework; (viii) interruptions in information technology and telecommunications systems and third-party services; (ix) the economic effects of severe weather, natural disasters, widespread disease or pandemics, or other external events; (x) the loss of key executives or employees; (xi) changes in consumer spending; (xii) integration of acquired businesses; (xiii) the commencement, cost and outcome of litigation and other legal proceedings and regulatory actions against us or to which the Company may become subject; (xiv) changes in accounting policies and practices, such as the implementation of the current expected credit losses accounting standard; (xv) the economic impact of past and any future terrorist attacks, military conflicts, acts of war, including ongoing conflicts in the Middle East, wars in Iran and Ukraine, and other international military conflicts, or threats thereof, and the response of the United States to any such threats and attacks; (xvi) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xvii) fluctuations in the value of securities held in our securities portfolio; (xviii) concentrations within our loan portfolio and large loans to certain borrowers (including commercial real estate loans); (xix) the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure; (xx) the level of non-performing assets on our balance sheets; (xxi) the ability to raise additional capital; (xxii) the occurrence of fraudulent activity, breaches or failures of our or our third-party vendors’ information security controls or cybersecurity-related incidents, including as a result of sophisticated attacks using artificial intelligence and similar tools or as a result of insider fraud; (xxiii) declines in real estate values; (xxiv) the effects of fraud on the part of our employees, customers, vendors or counterparties; (xxv) the Company’s success at managing and responding to the risks involved in the foregoing items; and (xxvi) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2026	2025	2025	2025	2025
Assets
Cash and cash equivalents	$31,866	$20,982	$23,947	$25,038	$21,881
Interest-bearing deposits at other banks	2,970	3,218	3,218	3,463	3,973
Investment securities available-for-sale, at fair value:
U.S. treasury securities	50,001	53,183	50,833	51,624	58,424
Municipal obligations, tax exempt	77,495	87,809	97,383	100,802	101,812
Municipal obligations, taxable	94,738	90,603	82,236	75,037	70,614
Agency mortgage-backed securities	119,826	116,562	119,576	124,979	125,142
Total investment securities available-for-sale	342,060	348,157	350,028	352,442	355,992
Investment securities held-to-maturity	3,818	3,789	3,760	3,730	3,701
Bank stocks, at cost	7,123	5,756	8,021	10,946	6,225
Loans:
One-to-four family residential real estate	368,282	375,299	381,641	377,133	355,632
Construction and land	18,811	20,531	19,741	26,373	28,645
Commercial real estate	407,901	394,323	389,574	370,455	359,579
Commercial	176,373	178,201	186,656	204,303	190,881
Agriculture	86,603	102,829	99,897	100,348	101,808
Municipal	6,864	6,874	6,884	6,938	7,082
Consumer	33,392	33,666	33,660	32,234	31,297
Total gross loans	1,098,226	1,111,723	1,118,053	1,117,784	1,074,924
Net deferred loan (fees) costs and loans in process	(296)	(872)	(763)	(615)	(426)
Allowance for credit losses	(12,609)	(12,458)	(12,299)	(13,762)	(12,802)
Loans, net	1,085,321	1,098,393	1,104,991	1,103,407	1,061,696
Loans held for sale, at fair value	3,202	5,141	3,578	4,773	2,997
Bank owned life insurance	40,287	40,176	39,890	39,607	39,329
Premises and equipment, net	19,118	19,325	19,449	19,654	19,886
Goodwill	32,377	32,377	32,377	32,377	32,377
Other intangible assets, net	1,858	1,990	2,123	2,275	2,426
Mortgage servicing rights	3,222	3,189	3,120	3,082	3,045
Real estate owned, net	-	-	-	167	167
Other assets	32,565	24,149	22,573	23,904	24,894
Total assets	$1,605,787	$1,606,642	$1,617,075	$1,624,865	$1,578,589

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing demand	367,737	364,695	365,959	351,993	368,480
Money market and checking	589,410	650,987	579,413	562,919	613,459
Savings	154,607	151,406	146,291	148,092	149,223
Certificates of deposit	210,930	221,766	233,837	210,897	204,660
Total deposits	1,322,684	1,388,854	1,325,500	1,273,901	1,335,822
FHLB and other borrowings	67,062	10,567	90,483	155,110	48,767
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Repurchase agreements	2,263	1,501	1,420	5,825	6,256
Accrued interest and other liabilities	30,516	23,438	22,294	20,002	23,442
Total liabilities	1,444,176	1,446,011	1,461,348	1,476,489	1,435,938
Stockholders’ equity:
Common stock	61	61	58	58	58
Additional paid-in capital	102,675	102,597	95,330	95,266	95,148
Retained earnings	67,449	63,658	67,327	63,612	60,422
Accumulated other comprehensive loss	(8,574)	(5,685)	(6,988)	(10,560)	(12,977)
Total stockholders’ equity	161,611	160,631	155,727	148,376	142,651
Total liabilities and stockholders’ equity	$1,605,787	$1,606,642	$1,617,075	$1,624,865	$1,578,589

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings (unaudited)

	Three months ended,
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share amounts)	2026	2025	2025
Interest income:
Loans	$17,260	$17,858	$16,395
Investment securities:
Taxable	2,334	2,227	2,180
Tax-exempt	595	681	719
Interest-bearing deposits at banks	59	71	48
Total interest income	20,248	20,837	19,342
Interest expense:
Deposits	4,611	5,138	5,236
FHLB and other borrowings	277	550	565
Subordinated debentures	322	344	357
Repurchase agreements	15	16	65
Total interest expense	5,225	6,048	6,223
Net interest income	15,023	14,789	13,119
Provision for credit losses	570	500	-
Net interest income after provision for credit losses	14,453	14,289	13,119
Non-interest income:
Fees and service charges	2,363	2,671	2,388
Gains on sales of loans, net	885	925	562
Bank owned life insurance	373	286	272
Losses on sales of investment securities, net	-	(101)	(2)
Other	143	118	138
Total non-interest income	3,764	3,899	3,358
Non-interest expense:
Compensation and benefits	6,323	6,815	6,154
Occupancy and equipment	1,450	1,293	1,252
Data processing	554	546	396
Amortization of mortgage servicing rights and other intangibles	228	224	239
Professional fees	764	919	745
Valuation allowance on assets held for sale	-	356	-
Other	2,579	2,107	1,975
Total non-interest expense	11,898	12,260	10,761
Earnings before income taxes	6,319	5,928	5,716
Income tax expense (benefit)	1,253	1,188	1,015
Net earnings	$5,066	$4,740	$4,701

Net earnings per share(1)
Basic	$0.83	$0.78	$0.77
Diluted	0.83	0.77	0.77
Dividends per share(1)	0.21	0.20	0.20
Shares outstanding at end of period(1)	6,098,324	6,074,381	6,067,541
Weighted average common shares outstanding - basic(1)	6,083,271	6,073,867	6,066,473
Weighted average common shares outstanding - diluted(1)	6,139,357	6,129,670	6,105,383

Tax equivalent net interest income	$15,170	$14,954	$13,291

(1) Share and per share values at or for the periods ended December 31, 2025 and March 31, 2025 have been adjusted to give effect to the 5% stock dividend paid during December 2025.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Select Ratios and Other Data (unaudited)

	As of or for the three months ended,
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share amounts)	2026	2025	2025
Performance ratios:
Return on average assets(1)	1.29%	1.17%	1.21%
Return on average equity(1)	12.65%	11.88%	13.71%
Net interest margin(1)(2)	4.24%	4.03%	3.76%
Effective tax rate	19.8%	20.0%	17.8%
Efficiency ratio(3)	62.7%	62.8%	64.4%
Adjusted non-interest income to adjusted total revenue (3)	19.9%	21.2%	20.4%

Average balances:
Investment securities	$350,802	$359,146	$377,845
Loans	1,093,593	1,106,438	1,048,585
Assets	1,594,612	1,612,385	1,574,295
Interest-bearing deposits	983,148	987,965	979,787
Total deposits	1,355,478	1,356,125	1,332,796
FHLB and other borrowings	27,851	49,647	48,428
Subordinated debentures	21,651	21,651	21,651
Repurchase agreements	1,871	1,878	8,634
Stockholders’ equity	$162,463	$158,242	$139,068

Average tax equivalent yield/cost(1):
Investment securities	3.55%	3.39%	3.29%
Loans	6.40%	6.40%	6.34%
Total interest-bearing assets	5.69%	5.66%	5.53%
Interest-bearing deposits	1.90%	2.06%	2.17%
Total deposits	1.38%	1.50%	1.59%
FHLB and other borrowings	4.03%	4.40%	4.73%
Subordinated debentures	6.03%	6.30%	6.69%
Repurchase agreements	3.35%	3.38%	3.05%
Total interest-bearing liabilities	2.05%	2.26%	2.38%

Capital ratios:
Equity to total assets	10.06%	10.00%	9.04%
Tangible equity to tangible assets(3)	8.11%	8.03%	6.99%
Book value per share(4)	$26.50	$26.44	$23.51
Tangible book value per share(3)(4)	$20.89	$20.79	$17.77

Rollforward of allowance for credit losses (loans):
Beginning balance	$12,458	$12,299	$12,825
Charge-offs	(394)	(459)	(108)
Recoveries	45	118	85
Provision for credit losses for loans	500	500	-
Ending balance	$12,609	$12,458	$12,802

Allowance for unfunded loan commitments	$220	$150	$150

Non-performing assets:
Non-accrual loans	$10,378	$9,994	$13,280
Accruing loans over 90 days past due	-	-	-
Real estate owned	-	-	167
Total non-performing assets	$10,378	$9,994	$13,447

Loans 30-89 days delinquent	$7,448	$4,274	$9,977

Other ratios:
Loans to deposits	82.05%	79.09%	79.48%
Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.68%	0.38%	0.93%
Total non-performing loans to gross loans outstanding	0.94%	0.90%	1.24%
Total non-performing assets to total assets	0.65%	0.62%	0.85%
Allowance for credit losses to gross loans outstanding	1.15%	1.12%	1.19%
Allowance for credit losses to total non-performing loans	121.50%	124.65%	96.40%
Net loan charge-offs to average loans(1)	0.13%	0.12%	0.01%

(1) Information is annualized.

(2) Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.

(3) Non-GAAP financial measures. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation to the most comparable GAAP equivalent.

(4) Share and per share values at or for the periods ended December 31, 2025 and March 31, 2025 have been adjusted to give effect to the 5% stock dividend paid during December 2025.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures (unaudited)

	As of or for the three months ended,
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share amounts)	2026	2025	2025
Non-GAAP financial ratio reconciliation:
Net interest income	$15,023	$14,789	$13,119
Non-interest income	3,764	3,899	3,358
Total revenue	$18,787	$18,688	$16,477

Total non-interest expense	$11,898	$12,260	$10,761
Less: foreclosure and real estate owned expense	(3)	20	1
Less: amortization of other intangibles	(133)	(133)	(152)
Less: valuation allowance on assets held for sale	-	(356)	-
Adjusted non-interest expense (A)	11,762	11,791	10,610
Net interest income (B)	15,023	14,789	13,119
Non-interest income	3,764	3,899	3,358
Less: losses on sales of investment securities, net	-	101	2
Less: gains on sales of premises and equipment and foreclosed assets	(32)	(17)	-
Adjusted non-interest income (C)	$3,732	$3,983	$3,360

Efficiency ratio (A/(B+C))	62.7%	62.8%	64.4%
Adjusted non-interest income to adjusted total revenue (C/(B+C))	19.9%	21.2%	20.4%

Total stockholders’ equity	$161,611	$160,631	$142,651
Less: goodwill and other intangible assets	(34,235)	(34,367)	(34,803)
Tangible equity (D)	$127,376	$126,264	$107,848

Total assets	$1,605,787	$1,606,642	$1,578,589
Less: goodwill and other intangible assets	(34,235)	(34,367)	(34,803)
Tangible assets (E)	$1,571,552	$1,572,275	$1,543,786

Tangible equity to tangible assets (D/E)	8.11%	8.03%	6.99%

Shares outstanding at end of period (F) (1)	6,098,324	6,074,381	6,067,541

Tangible book value per share (D/F) (1)	$20.89	$20.79	$17.77

(1) Share and per share values at or for the periods ended December 31, 2025 and March 31, 2025 have been adjusted to give effect to the 5% stock dividend paid during December 2025.